Exhibit 99.1

Material Sciences Announces Fiscal 2014 First Quarter Financial Results

  Net sales decline 17.6 percent primarily on lower electrogalvanized and fuel tank volumes
  Earnings per diluted share of $0.13
  EBITDA of $2.5 million
  Cash position remains strong at $35.1 million

ELK GROVE VILLAGE, Ill.--(BUSINESS WIRE)--July 10, 2013--Material Sciences Corporation (NASDAQ: MASC), a leading provider of material-based solutions for acoustical and coated applications, today reported financial results for the fiscal 2014 first quarter ended May 31, 2013.

“Our first quarter results were disappointing, despite the sequential improvement in sales,” said Clifford Nastas, Material Sciences’ Chief Executive Officer. “The year-over-year decline in sales was driven by further reductions in fuel tank and opportunistic electrogalvanized (EG) sales combined with the previously announced loss of revenues from one of our steel mill customers, which lost some base EG business to an off-shore mill. While our profitability was impacted by the reduced volumes, we were able to maintain gross margins above 20.0 percent. We continue to grow our market share outside the U.S., and this will remain an important initiative for the Company. Foreign sales increased to $4.7 million, or 16.3 percent of sales in the fiscal 2014 first quarter, compared to $4.3 million, or 12.4 percent of sales in the same quarter a year ago, and $3.6 million, or 13.9 percent in the fiscal 2013 fourth quarter.”

Fiscal 2014 First Quarter Results

Net sales for the fiscal 2014 first quarter declined 17.6 percent to $28.7 million versus $34.8 million for the same period last year.

Acoustical sales were $18.4 million for the fiscal 2014 first quarter, a decrease of $1.5 million, from $19.9 million for the same period last year. The primary drivers for the 7.5 percent decrease were lower shipments of automotive and Class 8 truck applications for engine products, aftermarket brakes in North America, and body panel Quiet Steel® products due to lower vehicle builds. Other acoustical sales, primarily serving the disk drive and appliance markets, increased slightly.

Sales of coated products declined by $4.6 million to $10.3 million for the fiscal 2014 first quarter, from $14.9 million for the same period last year. The 30.9 percent decline in coated product sales was due primarily to the previously announced lower shipments of EG to steel mill customers and lower fuel tank shipments to Ford. These declines were partially offset by an increase of aluminum pretreatment sales used in automotive applications.

Gross profit of $6.1 million, or 21.2 percent of sales, was down when compared to $8.6 million, or 24.6 percent of sales, for the fiscal 2013 first quarter. The primary reasons for the decline were lower sales and higher operating costs associated with a reduction in facility utilization.

SG&A expenses were $4.9 million or 17.1 percent of net sales for the fiscal 2014 first quarter, compared to $5.5 million, or 15.7 percent of net sales for the same period last fiscal year. The $0.6 million improvement in SG&A expenses were primarily due to decreases in management incentive and lower facility expenses.

For the three months ended May 31, 2013, the effective tax rate was a benefit of 5.3 percent compared to an expense of 35.3 percent for the prior year period. The lower rate in the fiscal 2014 first quarter is primarily due to the Company claiming foreign tax credits for the past several fiscal years.

Net income for the fiscal 2014 first quarter was $1.4 million, or $0.13 per diluted share compared with $2.2 million, or $0.21 per diluted share for the same period last year.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the fiscal 2014 first quarter, compared to last year's comparable period, is presented in the table below (in thousands):

** See EBITDA Definition Below	First Quarter
	FY 2014	FY 2013
Income Before Provision for Income Taxes	$1,300	$3,426
Less Interest Income or Add Interest Expense	(9)	6
Plus Depreciation, Amortization and Accretion	1,033	1,299
Plus Compensatory Effect of Stock Plans	191	138
EBITDA	$2,515	$4,869

The Company’s balance sheet remains strong with $35.1 million in cash and no debt outstanding as of May 31, 2013. Cash provided by operating activities was $0.7 million for the fiscal 2014 first quarter compared to $1.5 million for the same period last fiscal year. During the fiscal 2014 first quarter, the Company invested $2.4 million in capital improvement projects, compared with $1.0 million in the same period last year. The increase was primarily attributable to additional investments in production equipment at the Walbridge, Ohio facility to broaden production capabilities and improve efficiency. The Company also invested $1.1 million into restricted cash to secure two letters of credit as MSC did not renew its credit line in May 2013. MSC realized $0.5 million in cash proceeds from the issuance of common stock associated with the exercise of management stock options. The Company received a $1.4 million federal tax refund in the fiscal 2014 second quarter, which will significantly reduce the current income tax receivable balance.

Mr. Nastas concluded: “We are working hard to mitigate the impact of lost EG and fuel tank sales. Investments to enhance our product portfolio and manufacturing capabilities will continue as we seek to capitalize on favorable trends emerging in the transportation industry related to vehicle mass reduction. The investments we made in the first quarter and that we will continue to make throughout the fiscal year, will further improve our capabilities to process new materials such as high-strength steel EG. We are optimistic our existing and new products, global infrastructure, and unique manufacturing capabilities will position the Company to achieve sustained profitable growth in future quarters.”

Conference Call

Material Sciences will host a conference call to present its fiscal 2014 first quarter results today, Wednesday, July 10, 2013 at 9:00 a.m. Central Time, or 10:00 a.m. Eastern Time. Clifford Nastas, Chief Executive Officer, and James Pawlak, Vice President and Chief Financial Officer, will discuss the Company's financial and operating performance and answer questions from the financial community.

To participate in the conference call, please dial 1-877-407-0784 several minutes before the conference call begins. International participants should dial 1-201-689-8560. An audio replay will be available for one week following the call at 1-877-870-5176 for domestic callers and 1-858-384-5517 for international access. The replay identification number for this conference is 417210.

Investors also may access a live webcast of the call on the Company's website: www.matsci.com. A replay of the call will be available on the site for 30 days following the call.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated applications. The Company uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems. Its stock is traded on the NASDAQ Capital Market under the symbol MASC.

Forward Looking Statements

Except for the historical and present factual information contained here, the matters set forth in this release, including statements identified by words such as "anticipate," "believe," "plan," "expect," "intend," "project," "will," "potential" and similar expressions, are forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on currently available information and are subject to various risks, uncertainties and other factors that could cause the Company's actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. Except as expressly required by the federal securities laws, Material Sciences undertakes no obligation to update these factors or to publicly announce the results of any of the forward-looking statements contained here to reflect future events, developments, or changed circumstances or for any other reason. These risks and uncertainties, the outcome of which could materially and adversely affect the Company's financial condition and operations, include, but are not limited to, the following: the loss, or changes in the operations, financial condition, or results of operations of one or more of Material Sciences' significant customers or suppliers; uncertainty in the industries in which it operates--most significantly the automotive industry, which generates the majority of the Company’s sales; the Company's ability to respond to competitive factors--including domestic and foreign competition for both acoustical and coated applications, and pricing pressures; the rate of acceptance of its acoustical products for brake shims, engine components and body panel parts by vehicle manufacturers in North America, Europe and Asia; changes in vehicle production levels or the loss of business with respect to a vehicle model for which it is a significant supplier; supply shortages or price increases in raw material, energy and commodities; labor disputes involving Material Sciences or its significant customers or suppliers; the Company's ability to retain key personnel; environmental risks, costs, recoveries and penalties associated with past and present manufacturing operations; and other factors, risks and uncertainties identified in Part I, Item 1A of the Company's Annual Report on Form 10-K for the year ended February 28, 2013, filed with the Securities and Exchange Commission, and from time to time in other reports filed with the Securities and Exchange Commission.

* GAAP to Non-GAAP Reconciliations

Material Sciences presents these reconciliations of Generally Accepted Accounting Principles (GAAP) to non-GAAP earnings to provide a better understanding of its operating results--separate from the financial impact of unusual and one-time transactions. Using only the non-GAAP earnings measures to analyze earnings would have material limitations. This occurs because calculations are based on management's subjective determinations on the nature and classification of events and circumstances that investors may find material. The Company compensates for these limitations by using both GAAP and non-GAAP earnings measures to analyze results. Management believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations, separate from items that may have a disproportionate positive or negative impact on financial results in any period.

** EBITDA Definition

EBITDA is a non-GAAP calculation, although it is based on numbers included in income statements based on GAAP. Management believes that EBITDA is an important metric used by investors and analysts to review Material Sciences' historical results. It should be considered as an addition -- not as an alternative -- to net income or operating income as an indicator of the Company's operating performance, or operating cash flows for measuring liquidity.

Additional information about Material Sciences is available at www.matsci.com.

FINANCIAL TABLES FOLLOW

Condensed Consolidated Statements of Operations (Unaudited)
Material Sciences Corporation and Subsidiaries

	Three Months Ended
	May 31,
(In thousands, except per share data)	2013	2012

Net Sales	$28,720	$34,834
Cost of Sales	22,632	26,279
Gross Profit	6,088	8,555
Selling, General and Administrative Expenses	4,900	5,458
Income from Operations	1,188	3,097
Other Income, Net:
Interest Income (Expense), Net	9	(6)
Equity in Results of Joint Venture	38	48
Rental Income	29	281
Other, Net	36	6
Total Other Income, Net	112	329

Income Before Provision (Benefit) for Income Taxes	1,300	3,426
Provision (Benefit) for Income Taxes	(69)	1,208
Net Income	$1,369	$2,218

Basic Net Income Per Share	$0.13	$0.21

Diluted Net Income Per Share	$0.13	$0.21

Weighted Average Number of Common Shares Outstanding
Used for Basic Net Income Per Share	10,217	10,455
Dilutive Shares	166	115
Weighted Average Number of Common Shares Outstanding
Plus Dilutive Shares	10,383	10,570

Outstanding Equity Awards Having No Dilutive Effect	250	428

Condensed Consolidated Balance Sheets
Material Sciences Corporation and Subsidiaries

	May 31,	February 28,
(In thousands)	2013	2013
	(Unaudited)
Assets:
Current Assets:
Cash and Cash Equivalents	$35,130	$37,508
Restricted Cash	1,123	-
Receivables, Less Reserves and Allowances of $451 and $489, Respectively	18,075	17,675
Income Taxes Receivable	1,661	1,392
Prepaid Expenses	1,169	554
Inventories	24,031	24,944
Short-Term Deferred Tax Assets	4,171	4,191
Total Current Assets	85,360	86,264

Property, Plant and Equipment	122,471	120,586
Accumulated Depreciation	(92,419)	(91,426)
Net Property, Plant and Equipment	30,052	29,160

Other Assets:
Investment in Joint Venture	2,421	2,394
Long-Term Deferred Tax Assets	8,896	9,147
Other	138	141
Total Other Assets	11,455	11,682

Total Assets	$126,867	$127,106

Liabilities:
Current Liabilities:
Accounts Payable	$11,672	$11,061
Accrued Payroll Related Expenses	2,712	2,594
Accrued Expenses	4,190	5,799
Total Current Liabilities	18,574	19,454

Long-Term Liabilities:
Pension and Postretirement Liabilities	6,528	7,344
Long-Term Incentives	2,066	2,652
Other	2,740	2,720
Total Long-Term Liabilities	11,334	12,716

Commitments and Contingencies	-	-

Shareowners' Equity:
Preferred Stock	-	-
Common Stock	383	381
Additional Paid-In Capital	81,730	81,089
Treasury Stock at Cost	(76,756)	(76,756)
Retained Earnings	94,415	93,046
Accumulated Other Comprehensive Loss	(2,813)	(2,824)
Total Shareowners' Equity	96,959	94,936

Total Liabilities and Equity	$126,867	$127,106

Condensed Consolidated Statements of Cash Flows (Unaudited)
Material Sciences Corporation and Subsidiaries

	Three Months Ended
	May 31,
(In thousands)	2013	2012

Cash Flows From:
Operating Activities:
Net Income	$1,369	$2,218
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Amortization and Accretion	1,033	1,299
Equity in Results of Joint Venture	(38)	(48)
Deferred Income Taxes	216	239
Compensatory Effect of Stock Plans	191	138
Changes in Assets and Liabilities:
Receivables	(418)	(815)
Income Taxes	(264)	676
Prepaid Expenses	(615)	(877)
Inventories	898	(1,365)
Accounts Payable	1,081	1,048
Accrued Expenses	(1,492)	(195)
Other, Net	(1,241)	(840)
Net Cash Provided by Operating Activities	720	1,478

Investing Activities:
Capital Expenditures	(2,401)	(1,024)
Restricted Cash	(1,123)	-
Net Cash Used in Investing Activities	(3,524)	(1,024)

Financing Activities:
Issuance of Common Stock	451	-
Purchases of Treasury Stock	-	(433)
Net Cash Provided by (Used in) Financing Activities	451	(433)

Effect of Exchange Rate Changes on Cash	(25)	(60)

Net Decrease in Cash	(2,378)	(39)
Cash and Cash Equivalents at Beginning of Period	37,508	28,201
Cash and Cash Equivalents at End of Period	$35,130	$28,162

Non-Cash Transactions:
Capital Expenditures in Accounts Payable at End of Period	$711	$314
Treasury Stock Purchases in Accrued Liabilities at Quarter-End	$-	$25

Supplemental Cash Flow Disclosures:
Interest Paid	$5	$7
Income Taxes Paid (Refunded), Net	$(11)	$312

CONTACT:
COMPANY CONTACT
Material Sciences Corporation
James D. Pawlak, 847-439-2210
Vice President, Chief Financial Officer
or
MEDIA CONTACT
SM Berger & Company
Stanley Berger or Andrew Berger, 216-464-6400